                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 2)*


                        ONTRACK Data International, Inc.
                        ---------------------------------
                                (Name of Issuer)


                          Common Stock, $.01 Par Value
                         ------------------------------
                         (Title of Class of Securities)

                                   683372 10 6
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

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
CUSIP No.   683372 10                        13G            Page 2 of  4 Pages

-------------------------------------------------------------------------------
1       NAME OF REPORTING PERSON:  Gary S. Stevens
        S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

-------------------------------------------------------------------------------
2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
        (a) / /
        (b) /X/
-------------------------------------------------------------------------------
3       SEC USE ONLY

-------------------------------------------------------------------------------
4       CITIZENSHIP OR PLACE OF ORGANIZATION

                                                          U.S.A.
-------------------------------------------------------------------------------
                                5    SOLE VOTING POWER
                 NUMBER OF
                                                                 1,798,300
                  SHARES
               BENEFICIALLY
                 OWNED BY
                   EACH
                 REPORTING

                  PERSON
                   WITH
                                -----------------------------------------------
                                6    SHARED VOTING POWER

                                                      -0-
                                -----------------------------------------------
                                7    SOLE DISPOSITIVE POWER

                                                    1,798,300
                                -----------------------------------------------
                                8    SHARED DISPOSITIVE POWER

                                                      -0-
-------------------------------------------------------------------------------
9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                         1,798,300
-------------------------------------------------------------------------------
10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
        / /
-------------------------------------------------------------------------------
11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                         18.01%
-------------------------------------------------------------------------------
12      TYPE OF REPORTING PERSON*
                         IN
-------------------------------------------------------------------------------
                                *SEE INSTRUCTIONS


Item 1.

         (a)      NAME OF ISSUER

                  ONTRACK Data International, Inc.

         (b)      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

                  6321 Bury Drive, Eden Prairie, MN  55346
Item 2.

         (a)      NAME OF PERSON FILING. This statement is being filed by
                  Gary S. Stevens, an individual.

         (b)      ADDRESS OF PRINCIPAL BUSINESS OFFICE OR, IF NONE, RESIDENCE.
                  The principal address of Mr. Stevens is 6244 Ridge Road,
                  Chanhassen, MN 55317.

         (c)      CITIZENSHIP.  Mr. Stevens is an American citizen.

         (d)      TITLE OF CLASS OF SECURITIES. Common Stock, $.01 par value.

         (e)      CUSIP NUMBER.  683372 10 6


Item 3.
                  Not Applicable.

Item 4.           OWNERSHIP

                  As of December 31, 1998, the ownership of Mr. Stevens was as follows:

         (a) Amount Beneficially Owned - 1,798,300 (includes 29,946 shares owned by the Stevens Family Limited Partnership of which the Reporting Person is the General Partner

         (b)      Percent of Class - 18.01%

         (c)      Of the shares owned by Mr. Stevens, Mr. Stevens has the power to vote or dispose of the shares as follows:
                  (1)      Sole power to vote or direct the vote:               1,798,300
                  (2)      Shared power to vote or direct the vote:    -0-
                  (3)      Sole power to dispose or direct the disposition of - 1,798,300
                  (4)      Shared power to dispose or direct the disposition of:  -0-



                                Page 3 of 4 Pages


Item 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

         Not Applicable.

Item 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

         Not Applicable.

Item 7.  IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE
         SECURITY REPORTED ON BY THE PARENT HOLDING COMPANY.

         Not Applicable.

Item 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

         Not Applicable

Item 9.  NOTICE OF DISSOLUTION OF GROUP

         Not Applicable.

Item 10. CERTIFICATION

         Not Applicable.



                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this Statement is true, complete and correct.


February 8, 1999


                                                 /s/ Gary S. Stevens
                                                -------------------------------
                                                 Gary S. Stevens


                                Page 4 of 4 Pages